Exhibit 10.12(g)

CYTEC INDUSTRIES INC.

Key Manager Income Continuity Plan

As Revised through September 12, 2003

     1.     Purpose.  The purpose of this Key Manager Income Continuity Plan (this Plan) is to retain the services of executives in the senior management group of Cytec Industries Inc. and its subsidiaries and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period.

     2.     Definitions.  Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:

            (a) "Board of Directors" shall mean the board of directors of Cytec Industries Inc.

            (b) "Cause" shall mean (A) the willful and continued failure by a Plan Member substantially to perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes that he has not substantially performed his or her duties, or (B) the willful engaging by him in conduct demonstrably injurious to the Company.  For purposes of this definition, no act, or failure to act, on the part of a Plan Member shall be considered "willful" unless done, or omitted to be done, by him without reasonable belief that his or her action or omission was in the best interests of the Company and was lawful.

            (c) A "Change in Control" shall be deemed to have occurred if:  (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more (except as specifically provided below) of the combined voting power of the Company's then outstanding securities; or (ii) there occurs any transaction or action which results in the individuals who at the beginning of a period commencing 24 hours prior to the commencement of the transaction were members of the Board of Directors, together with individuals subsequently elected to the Board upon the recommendation of a majority of the continuing directors, ceasing to constitute at least a majority thereof; or (iii) the stockholders or the Board of Directors of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation (including any such transaction in which the Company is the surviving corporation), or to sell or otherwise dispose of all or substantially all of its assets, or to adopt a plan of liquidation of the Company.  Notwithstanding clause (i) above, beneficial ownership by a financial institution of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control if, at the first Board of Directors meeting occurring five days or more after the Company receives written notice of such event, and prior to the occurrence of an event described in clause (ii) above, the Board of Directors adopts a resolution to the effect that such ownership does not constitute a Change in Control; provided that (x) such a resolution shall not remain in effect for any further five percent (5%) increase in such financial institution's beneficial ownership, unless the Board of Directors so determines in accordance with a further resolution adopted by the Board of Directors in accordance with the procedures set forth in this sentence, (y) such resolution may be revoked by the Board of Directors at any time, and (z) the Board of Directors may place any additional or more stringent conditions on its determination that such event does not constitute a Change in Control.

            (d) "Company" shall mean Cytec Industries Inc. and, except for the purposes of paragraph (c) of this Section, shall include any of its subsidiaries which employs members of this Plan.

            (e) "Compensation Committee" shall mean the Compensation and Management Development Committee as constituted from time to time of the Board of Directors, or such other body as shall have similar authority and responsibility.

            (f) "Date of Termination" shall mean (A) if the employment of a Plan Member is terminated by his or her death, the date of his or her death, (B) if such employment is terminated by his or her Retirement, the date of such Retirement, (C) if such employment is terminated for Disability, upon the expiration of his or her continuous service credits as determined by the Company, (D) if his or her employment is terminated by him for Good Reason, the date specified in the Notice of Termination, and (E) if his or her employment is terminated for any other reason, the date on which Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such notice notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

            (g) "Disability" shall mean inability of a Plan Member due to sickness or injury to perform the duties pertaining to his or her occupation with the Company, as determined in accordance with the Company's Long-Term Disability Plan and personnel policies.

            (h) "Executive Committee" shall mean the Executive Committee of Cytec Industries Inc. as elected from time to time by the Board of Directors, or such other body as shall have similar authority and responsibility.

            (i) "Good Reason" shall mean:

            (A) a change in assignment resulting in the assignment to a Plan Member of substantially reduced responsibilities compared with those assigned to him prior to such change, or any change in his or her status, authority or position which represents a demotion (actual or de facto) from his or her status, authority or position immediately prior to such change, except in connection with the termination of his or her employment because of death or Retirement, by the Company for Disability or Cause, or by him other than for a Good Reason enumerated in any of the following subparagraphs of this Paragraph (i);

            (B) the assignment to a Plan Member of duties inconsistent with his or her responsibilities prior to such assignment, unless such new duties are consistent with a position of equal or greater status, authority, and position;

            (C) a reduction in the base salary of a Plan Member as the same may be increased from time to time;

            (D) a failure to continue the I.C. Plan (or a plan providing substantially similar benefits) as the same may be modified from time to time but in a form not less favorable than as of the date of adoption of this Plan, or a failure to continue a Plan Member as a participant in the I.C. Plan on a basis consistent with the basis on which the I.C. Plan is administered as of such date;

            (E) a failure to pay a Plan Member any portion of his or her current or deferred compensation within seven (7) days of the date such compensation is due;

            (F) the relocation of the principal executive offices of the Company to a location more than 50 miles from the location of the present executive offices or outside of New Jersey, or requiring a Plan Member to be based anywhere other than the principal executive offices (or, if a Plan Member is not based at such executive offices, requiring such Plan Member to be based at another location not within 50 miles of such location) except for required travel on business to an extent substantially consistent with his or her duties and responsibilities, or in the event of consent to any such relocation of the base location of a Plan Member the failure to pay (or provide reimbursement for) all expenses of such Plan Member incurred relating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect as of the date of adoption of this Plan;

            (G) the failure to continue in effect any benefit or compensation plan (including but not limited to the Retirement Plan, the Long-Term Disability Plan, the I.C. Plan, stock option and performance stock/cash features of the 1993 Stock Award and Incentive Plan (or of any subsequent and/or substitute plan)), the Employees Savings and Profit Sharing Plan (including the Supplemental Savings and Profit Sharing Plan), pension plan (including but not limited to, the Supplemental, Executive Supplemental, and Excess Retirement Plans), life insurance plan, health and accident plan, disability or vacation plan in which a Plan Member is participating, or the taking of any action which would adversely affect participation (including the Plan Member's eligibility to participate, the amount of his or her benefits, and the level of his or her participation relative to other participants) in or materially reduce benefits under any of such plans, or the failure to fund any  "Rabbi Trust" created for the payment of any of the foregoing benefits, when, and to the extent, required by the terms  of any such trust, unless such action is required pursuant to law or unless substantially similar benefits are continued in the aggregate under other plans, programs or arrangements;

            (H) the failure to obtain the assumption of or an agreement to carry out the terms of this Plan by any successor as contemplated in Section 10; or

            (I) any purported termination of a Plan Member's employment (other than in connection with the sale or other disposition of a Plan Member's business unit where the Plan Member becomes an employee of, or consultant to, the acquiror, as provided in Section 4) which is not effected pursuant to a Notice of Termination as herein defined.

            (j) "I.C. Plan" means the existing system of annual cash bonuses payable to Company employees (including Plan Members), pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and individual performance.

            (k) "Notice of Termination" shall mean a notice which indicates the specific basis for termination of employment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis.

            (l) "Plan Member" shall mean a person who is employed by the Company on a full-time basis and for a regular fixed compensation (other than on a retainer or compensation for temporary employment) and who is included in the membership of this Plan as provided in Section 3.

            (m) "Retirement" shall mean termination of employment in accordance with the provisions of the Retirement Plan; provided, however, that termination of employment by a Plan Member before his or her Normal Retirement Date (as defined in such Plan) for Good Reason shall not be deemed to be Retirement for purposes of this Plan even though such Plan Member may be eligible for and elect to receive retirement benefits thereunder.

            (n) "Retirement Plan" means any qualified defined benefit pension plan of the Company or its subsidiaries under which the Plan Member has accrued a retirement benefit (whether or not vested).

            (o) "Service", as used in Section 5 of this Plan, shall mean service as a full time employee of the Company or one of its subsidiaries and, in the case of any person who became such an employee on January 1, 1994, shall include any period of service ending December 31, 1993 as a full time employee of American Cyanamid Company or one of its subsidiaries.

            (p) "Special Change in Control" shall have the same meaning as "Change in Control" except that the reference to "20%" in clause (i) of the definition of "Change in Control" shall be replaced with "50%".

     3.     Membership.  The Executive Committee may designate any employee who is not a member of the Executive Income Continuity Plan and who is Band Level No. 4 or above as a Plan Member.  After an employee becomes a Plan Member, his or her membership shall continue until his or her death or Retirement, termination of his or her employment by the Company for Cause or Disability, termination of his or her employment by such Plan Member other than for Good Reason, or until such time, if any, as he becomes a member of the Executive Income Continuity Plan.

     4.     Termination of Employment.  Each Plan Member shall be entitled to receive the income continuation payments provided for in Section 5 upon termination of his or her employment, unless such termination is (a) because of his or her death, Disability or Retirement, (b) by the Company for Cause, (c) by such Plan Member for any reason (other than a reason specified in Section 2(i)(C) or 2(i)(F) which occurs within 60 days prior to the termination) if such termination occurs prior to a Change in Control or (d) by such Plan Member other than for Good Reason if such termination occurs after a Change in Control; provided that a Plan Member shall not be entitled to any income continuation payments if the termination of his or her employment occurs in connection with the sale or other disposition by the Company of the business unit within which he is employed and he becomes, in connection with such sale or other disposition, or within six months thereof, either (i) an employee of the acquiror or (ii) a consultant to the acquiror earning consulting fees substantially similar to (or higher than) his or her base salary and incentive compensation from the Company; and provided, further, that, if Notice of Termination is given prior to a Change in Control, such Plan Member shall have signed and delivered, in form and substance satisfactory to the General Counsel, a waiver, effectively waiving all claims against the Company (including its officers, directors, employees and agents) arising out of such Plan Member's termination of employment, other than claims for payment post-termination of employment under the terms of this Plan and employee benefit and compensation plans of the Company, such waiver to be delivered no later than the later of thirty days following (i) the date of termination of employment or (ii) written request therefor by the Company.

     5.     Income Continuation.  (a) Subject to the provisions of Section 6, upon termination of the employment pursuant to Section 4 of a Plan Member, the Company shall pay to the Plan Member the sum of (x) and (y) where (x) equals the greater of the Plan Member's annual base salary at the rate in effect at the time Notice of Termination is given and the guideline amount of severance pay payable to the Plan Member on the Date of Termination under the Company's severance pay policy as in effect at that time and (y) equals the Plan Member's Annual Bonus (excluding Performance Stock/Cash Awards) under the I.C. Plan based on the Plan Member's annual base salary, in equal semi-monthly installments over a period of 12 months following the Date of Termination, on approximately the fifteenth and last days of each month; provided that in the case of Notice of Termination given after a Change in Control, the payments shall consist of twice the Plan Member's annual base salary plus twice the Plan Member's Annual Bonus, payable over a 24 month period; and provided further that in the case of Notice of Termination given after a Special Change in Control, the payments shall consist of twice the Plan Member's annual base salary plus twice the Plan Member's Annual Bonus, payable in a single lump sum payment at the time of the Notice of Termination.  As used in this Section 5, "Annual Bonus" means the greater of (i) the annual target bonus under the I.C. Plan attributable to the Plan Member or (ii) said annual target bonus times a fraction equivalent to the average percentage of said annual target bonus paid to said Plan Member for each of the two preceding fiscal years of the Company (or for such lesser period of time as such Plan Member participated in the I.C. Plan).

     (b) Except for the lump sum payments, which shall be paid immediately as provided above, all payments under paragraph (a) shall be made on the first day of each month commencing with the first day of the first month after the Date of Termination.  Notwithstanding the foregoing, (i) no payment shall be made with respect to any period beyond the date of a Plan Member's 65th birthday, (ii) no payment shall be made with respect to any period (A) beyond the date of a Plan Member's 60th birthday, or (B) (if Notice of Termination is given by a Plan Member prior to a Change in Control) beyond such earlier date as such Plan Member retires under the Executive Supplemental Employees' Retirement Plan, if, in either case, such Plan Member is a full member of such plan and is entitled to retire on such date without having his or her benefits thereunder reduced by an early retirement discount, and  (iii) there shall be deducted from any payments required hereunder (x) any payments made with respect to any required notice period under any employment agreement between a Plan Member and the Company or one of its subsidiaries and (y) any payments received by the Plan Member under the Company’s Long Term Disability Plan or under any short term disability plan or program of the Company during the period with respect to which income continuation is computed hereunder.

     6.     Competitive Employment.  The Company, at its option, may discontinue any payments being made to any Plan Member pursuant to Section 5 if such Plan Member engages in the operation or management of any business anywhere in the world, whether as owner, stockholder, partner, officer, consultant, employee or otherwise, which at such time is in competition with any business of the Company in any field with which such Plan Member was involved during the last two years of his or her employment by the Company.  Ownership by such Plan Member of five percent or less of the shares of stock of any company listed on a national securities exchange or having at least 100 stockholders shall not make such Plan Member a "stockholder" within the meaning of that term as used in this Section.

     7.     Maintenance of Other Benefit Plans.  The Company shall provide each Plan Member with $3,000,000 of coverage (or such greater amount of coverage as may be approved by the Executive Committee of the Company from time to time) under an excess personal liability insurance policy, and the cost of such coverage shall be imputed as income to the Plan Member.  The Company shall maintain in full force and effect, for the continued benefit of each Plan Member entitled to receive payments pursuant to Section 5, for one year following his or her Date of Termination or, if the Plan Member becomes employed by a new employer less than one year after his or her Date of Termination, until the Plan Member becomes so employed, all employee benefit plans and programs or arrangements (including Comprehensive Medical and Dental Insurance, Group Life Insurance, Financial Planning and Tax Preparation and Counseling Services and excess personal liability insurance coverage, but not including disability) in which he was entitled to participate at the time the Notice of Termination was given, provided that if the Plan Member's continued participation is not permitted under the general terms and provisions of such plans and programs, the Company shall provide equivalent benefits.

     8.     Outplacement.  Subject to Section 6, upon termination of a Plan Member pursuant to Section 4, the Company shall, in addition to the payments provided for in Section 5, provide, for one year following his or her Date of Termination or, if the Plan Member becomes employed by a new employer less than one year after his or her Date of Termination, until the Plan Member becomes so employed, the services of a reputable outplacement organization, including telephone and office expenses incurred in seeking new employment.

     9.     No Mitigation.  No Plan Member shall be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by any Plan Member as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by him to the Company.

     10.     Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by a written agreement, to expressly assume and agree to carry out the provisions of this Plan in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.

     11.     Notice.  Any notice expressly provided for under this Plan shall be in writing, shall be given either manually or by mail, telegram, telex, telefax or cable, and shall be deemed sufficiently given, if and when received by the Company at its offices at 5 Garret Mountain Plaza, West Paterson, New Jersey 07424 Attention:  Secretary, or by any Plan Member at his or her address on the records of the Company, or if an when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or the Plan Member to be notified at such address.  Either the Company or any Plan Member may, by notice to the other, change its address for receiving notices.

     12.     Funding.  All payments provided for under this Plan for Plan Members (including those who have retired) shall not be funded or secured, and no trust shall be created hereunder.  Payments under the Plan shall become fully vested and nonforfeitable upon the termination of a Plan Member's employment within two years after a Change in Control, except for a termination where the Plan Member would not be entitled to income continuation payments as provided in Section 4.

     13.     Amendment and Termination.  The Board of Directors may at any time or from time to time amend or terminate this Plan, including but not limited to the reduction or termination after the termination of a Plan Member's employment of any non-vested benefit hereunder; provided, however, that no such amendment or termination may adversely affect any vested benefits hereunder; and, provided further, that after a Change in Control, this Plan may not be amended without the consent of all persons who were Plan Members as of the date of such Change in Control (including those who have retired).

     In addition, no amendment or termination made within one year before a Change in Control and made while a Prospective Change in Control is pending may adversely affect any benefit that might at any time be or become owing hereunder to a person who, immediately prior to the commencement of such Prospective Change in Control, was a Plan Member, without the consent of such person (other than a benefit to any such person who is the person, or part of the group, making the offer, or negotiating to make the offer, which constitutes the Prospective Change in Control).

     As used herein, the term "Prospective Change in Control" means (i) any offer presented, directly or indirectly, to the Board of Directors of the Company which, if consummated, would constitute a Change in Control or (ii) any negotiation with the Board of Directors or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).

     14.     Governing Law.  This Plan, and the rights and obligations of the Company and the Plan Members hereunder, shall be construed and governed in accordance with the law of the State of New Jersey.

     15.     Partial Invalidity.  If any provision of this Plan is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, which shall remain in effect in accordance with its terms.